As filed with the Securities and Exchange Commission on January 23, 2008
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BELVEDERE SOCAL
(Exact Name of Registrant as Specified in Its Charter)

California (State or Other Jurisdiction of Incorporation or Organization)	6021 (Primary Standard Industrial Classification Code Number)	20-8356735 (I.R.S. Employer Identification Number)

One Maritime Plaza, Suite 825
San Francisco, California 94111
(415) 434-1236
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

BELVEDERE SOCAL
2007 EQUITY INCENTIVE PLAN
 (Full Title of the Plan)

Alison Davis
Belvedere SoCal
Chief Executive Officer
One Maritime Plaza, Suite 825
San Francisco, California 94111
(415) 434-1236
(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to: Steven B. Stokdyk, Esq. Latham & Watkins LLP 633 West Fifth Street Suite 4000 Los Angeles, CA 90071 (213) 485-1234

CALCULATION OF REGISTRATION FEE
	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Common Stock, no par value per share	1,500,000 (2)	$21.48	$32,220,000	$1,266.25

(1)
Pursuant to Rule 416(b), there shall also be deemed covered hereby such additional shares as may result from anti-dilution adjustments which may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)	Consists of shares of Common Stock issuable under the Belvedere SoCal 2007 Equity Incentive Plan.

(3)
Estimated solely for the purposes of calculating the registration fee. Pursuant to Rule 457(h), the Proposed Maximum Aggregate Offering Price is based upon the average of the bid and asked prices of our Common Stock on January 18, 2008 as reported on the OTC Bulletin Board.

(4)	Amount to be Registered multiplied by the Proposed Maximum Offering Price Per Share.

Proposed sale to take place as soon after the effective date of the Registration
Statement as outstanding shares are purchased.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

Not required to be filed with this Registration Statement.*

Item 2.	Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.*

*The document(s) containing the information specified by Part I of Form S-8 (plan information and registrant information) will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act.  In accordance with Rule 428 of the Securities Act (“Rule 428”) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  Belvedere SoCal (“the Company”) shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2).  Upon request, the Company shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which were filed by the Company with the Commission pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Company’s Prospectus on Form 424(b)(3), filed on October 15, 2007;

(b)	The Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007, filed on November 23, 2007; and

(c)	The Company’s Current Reports on Form 8-K filed on November 27, 2007, December 7, 2007 and December 13, 2007.

All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

The Company is authorized by its articles of incorporation to issue 20,000,000 shares of no par value common stock and 20,000,000 shares of preferred stock.  Holders of the common stock are entitled to one vote, in person or by proxy, for each share of stock held of record in the shareholder’s name on the Company’s books as of the record date on any matter submitted to the vote of the shareholders. The shares of common stock may be voted cumulatively in connection with the election of directors. In addition, for board nominations of directors, the Company’s bylaws require that the Company’s nominating committee nominate at least two “independent” directors, as defined by Nasdaq listing standards, with a majority of the board nominating the balance of the slate of directors.

Each of the shares of common stock has the same rights, privileges and preferences as every other share, and will share equally in the Company’s net assets upon liquidation or dissolution. The stock has no preemptive, conversion or redemption rights or sinking fund provisions, and all of the issued and outstanding shares of common stock are fully paid and nonassessable.

The Company’s shareholders are entitled to dividends when, as and if declared by the board of directors out of funds legally available therefore and after satisfaction of the prior rights of holders of outstanding preferred stock, if any (subject to certain restrictions on payment of dividends imposed by the laws of California).

Item 5.	Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Company, as a California corporation, is subject to the California General Corporation Law (the “CGCL”), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The articles of incorporation and bylaws of the Company provide that it shall, to the maximum extent permitted by the CGCL, have power to indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation, and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.

The Company has entered into indemnification agreements with each of its directors whereby it indemnifies such directors to the fullest extent permitted by California law against all expenses, judgments, fines, penalties or amounts paid in settlement, actually and reasonably incurred, subject to certain limited exceptions.  The Company expects to enter into similar agreements with its executive officers.

Directors’ and Officers’ Liability Insurance

The Company presently does maintain a policy of directors’ and officers’ liability insurance.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit	Description

5.1	Opinion of Latham & Watkins LLP, related to the shares of common stock being registered

10.1	Belvedere SoCal 2007 Equity Incentive Plan

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of Vavrinek, Trine, Day & Co., LLP (accountants for Professional Business Bank)

23.3	Consent of Vavrinek, Trine, Day & Co., LLP (accountants for Spectrum Bank)

24.1	Power of Attorney (set forth on the signature page of this Registration Statement)

Item 9.	Undertakings

(a)      The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act or 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)    Insofar indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on January 23, 2008.

BELVEDERE SOCAL

By:	/s/ ALISON DAVIS
Alison Davis, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Alison Davis, Alan Lane and Jae Lim as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ ALISON DAVIS Alison Davis	Chief Executive Officer, Director	January 23, 2008

/s/ ALAN LANE Alan Lane	Executive Chairman	January 23, 2008

/s/ JAE LIM Jae Lim	President, Director	January 23, 2008

/s/ MICHAEL MCCALL Michael McCall	Chief Financial Officer	January 23, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

William Baribault	Director

/s/ LARRY TASHJIAN Larry Tashjian	Director	January 23, 2008

INDEX TO EXHIBITS

Exhibit	Description

5.1	Opinion of Latham & Watkins LLP, related to the shares of common stock being registered

10.1	Belvedere SoCal 2007 Equity Incentive Plan

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of Vavrinek, Trine, Day & Co., LLP (accountants for Professional Business Bank)

23.3	Consent of Vavrinek, Trine, Day & Co., LLP (accountants for Spectrum Bank)

24.1	Power of Attorney (set forth on the signature page of this Registration Statement)